iHEARTMEDIA, INC.
2019 KEY EMPLOYEE RETENTION PLAN
1.Purpose. This iHeartMedia, Inc. (the “Company”) 2019 Key Employee Retention Plan (as it may be amended, the “Plan”) is designed to align the interests of the Company and certain key employees of the Company Group.
2.Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2019 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until December 31, 2019 unless earlier terminated in accordance with Section 8(e) before December 31, 2019 (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.
3.General. The compensation provided under this Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or any of its direct or indirect subsidiaries; provided, however that, notwithstanding the foregoing, the compensation provided under this Plan is the only cash-based incentive compensation opportunity granted to Participants in respect of 2019.
4.Definitions. For purposes of this Plan:

(a)	“Board” means the Company’s Board of Directors.
(b)“Cause” means “Cause” as defined in any employment agreement between the Participant and the Company or any of its subsidiaries or, if no such agreement exists or such term is not defined therein, “Cause” means: (i) the Participant’s willful breach or habitual neglect of assigned duties by the Company, including compliance with any policy of the Company; (ii) the Participant’s conviction (including any plea of nolo contendere) of any felony or crime involving dishonesty or moral turpitude; (iii) any act of personal dishonesty knowingly taken by the Participant in connection with the Participant’s responsibilities as an employee and intended to result in the Participant’s personal enrichment or the enrichment of any other person or entity; (iv) bad faith conduct that is materially detrimental to the Company; (v) the Participant’s inability to perform the Participant’s duties due to alcohol or illegal drug use; (vi) any act or omission by the Participant which is of substantial detriment to the Company because of the Participant’s intentional failure to comply with any statute, rule or regulation, except any act or omission the Participant believes in good faith to have been in or not opposed to the best interest of the Company (without an intent to gain, directly or indirectly, a profit to which the Participant was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (vii) any other act or failure to act or other conduct which is determined by the Committee, in its sole discretion, to be demonstrably and materially injurious to the Company, monetarily or otherwise.
(c)“Committee” means the Compensation Committee of the Board.
(d)“Company Group” means the Company and its direct and indirect subsidiaries.
(e)“Consolidated OIBDAN” means the following as determined for the applicable Quarter or cumulatively across multiple Quarters (i) operating income of the Company and its consolidated subsidiaries (the “Consolidated Group”) as defined by Generally Accepted Accounting Principles, plus (ii) depreciation expense for the Consolidated Group, plus (iii) amortization expense for the Consolidated Group, plus (iv) impairment charges for the Consolidated Group, plus (v) restructuring expenses for the Consolidated Group (including but not limited to severance, certain bonus compensation identified in the 2019 budget, professional fees incurred in connection with litigation and the Company’s and the other related Debtors’ bankruptcy cases and lease cancellation and renegotiation expenses), plus (vi) rent expenses related to any sale/leaseback transactions for the Consolidated Group and plus (vii) foreign exchange impact.  The Committee shall determine Consolidated OIBDAN for the applicable measurement period within sixty (60) days of the end of the period in a manner consistent with the Company’s past practice and the 2019 budget for determining Consolidated OIBDAN for bonus purposes.
(f) “Disability” means “Disability” as defined in any employment agreement between the Participant and the Company and any of its subsidiaries or, if no such agreement exists or such term is not defined therein, “Disability” means the Participant’s inability to perform, by reason of physical or mental incapacity (i) such Participant’s duties or obligations to the Company or any of its subsidiaries for 180 days in any twelve (12)-month period after taking into account reasonable accommodations as required by applicable law or (ii) in such a manner as to qualify for permanent benefits under the long-term disability insurance policy of any member of the Company Group.
(g)“Good Reason” means “Good Reason” as defined in any employment agreement between the Participant and the Company or any of its subsidiaries or, if no such agreement exists or such term is not defined therein, “Good Reason” means either of the following, in each case, without the Participant’s consent: (i) a reduction of 20% or more of the Participant’s annual base salary as in effect on the Effective Date or as the same may be increased from time to time, or (ii) a relocation of the geographic location of the Participant’s principal place of employment by more than fifty (50) miles from the principal place of business. The occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason, if the Participant does not timely provide notice to the Company within thirty (30) days of the date on which the Participant first becomes aware of the occurrence of that event. The Company shall have fifteen (15) days following receipt of the Participant’s written notice in which to correct in all material respects the circumstances constituting Good Reason, and the Participant must terminate employment within thirty (30) days following expiration of the Company’s fifteen (15)-day cure period. Otherwise, any claim of such circumstances constituting “Good Reason” shall be deemed irrevocably waived by the Participant.
(h)“Participant” shall have the meaning ascribed thereto in Section 5 hereof.
(i)“Participation Agreement” means the agreement between the Company and a Participant granting a Participant the opportunity to earn a Quarterly Performance Bonus under this Plan and in the form attached hereto as Schedule B.
(j)“Performance Goals” means, as applicable, the Performance Measures set forth on Schedule A, as follows:
(i)    Quarterly Threshold Performance Goals;
(ii)    Quarterly Target Performance Goals;
(iii)    Quarterly Maximum Performance Goals;
(iv)    Cumulative Threshold Performance Goals;
(v)    Cumulative Target Performance Goals; and
(vi)    Cumulative Maximum Performance Goals.
(i)    “Performance Measure” means the performance metric set forth in a Participant’s Participation Agreement that is used to determine the Participant’s Quarterly Performance Bonus, which shall be Radio Segment OIBDAN (in millions).
(j)    “Qualifying Termination” means a termination of a Participant’s employment with the Company and its subsidiaries due to death or Disability, by the Company without Cause or by the Participant for Good Reason.
(a)    “Quarter” means each of the following periods: January 1, 2019 through March 31, 2019 (“First Quarter”); April 1, 2019 through June 30, 2019 (“Second Quarter”); July 1, 2019 through September 30, 2019 (“Third Quarter”); and October 1, 2019 through December 31, 2019 (“Fourth Quarter”).
(b)    “Quarterly Performance Bonus” means, in the case of any Participant, the incentive bonus, if any, payable to such Participant under Section 6(b) and, to the extent applicable, Section 6(c) of the Plan in respect of the applicable Quarter, which shall consist of the sum of (i) the Discretionary Component and (ii) the Performance Component earned for such Quarter in accordance with Section 6(a) hereof.
(c)    “Radio Segment OIBDAN” means the following as determined for the applicable Quarter or cumulatively across multiple Quarters: OIBDAN calculated for the Radio Segment only in the same manner as Consolidated OIBDAN minus (i) corporate expenses reclassified to the “corporate segment” for external reporting purposes, plus (ii) Katz OIBDAN reclassified to “other segment” for external reporting purposes.  The Committee shall determine Radio Segment OIBDAN for the applicable measurement period within sixty (60) days of the end of the period in a manner consistent with the Company’s past practice and the 2019 budget for determining Radio Segment OIBDAN for bonus purposes.
(d)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(e)    “Target Bonus” means a Participant’s target bonus amount in respect of each Quarter as set forth in the Participant’s Participation Agreement.
5.Eligible Participants. Each person designated by the Committee shall be a Participant under the Plan and eligible to receive a Quarterly Performance Bonus with respect to each Quarter hereunder.

6.	Terms of Participation.
(a)    Each Participant’s Quarterly Performance Bonus shall consist of two components: (i) up to 50% of a Participant’s Target Bonus shall be earned and payable in the discretion of the Company if the Participant is employed at the end of the applicable Quarter (the “Discretionary Component”) and (ii) 50% of a Participant’s Target Bonus shall be earned and payable in accordance with Sections 6(b) and 6(c) hereof (the “Performance Component”). Notwithstanding anything to the contrary contained herein, the aggregate amount of Quarterly Performance Bonuses that may be paid to all Participants in respect of each Quarter shall not exceed $14,993,042.80 (in each case, the “Aggregate Target”), unless the Company exceeds the target level of Radio Segment OIBDAN for such Quarter. In the event the Company exceeds the target level of Radio Segment OIBDAN for a Quarter, the Aggregate Target shall be increased to $18,741,303.50 for each Quarter if the Company achieves or exceeds the maximum level of Radio Segment OIBDAN for such Quarter, with the Aggregate Target being determined using straight line interpolation for performance between the target and maximum level of Radio Segment OIBDAN for such Quarter.
(b)    Subject to the provisions of this Plan, each Participant shall earn the Performance Component of a Quarterly Performance Bonus as of the end of each Quarter in an amount as determined in accordance with Schedule A, to the extent an applicable Quarterly Performance Goal has been attained for such Quarter. Notwithstanding the foregoing but subject to Section 6(a), in the event the Company has not achieved the Quarterly Performance Goals established for a particular Quarter, the Committee may elect to pay some or all of the Performance Component to a Participant as of the end of any Quarter as determined in the Committee’s discretion. Promptly after the end of each Quarter (but in any event within 60 days of the end of the Quarter), the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount payable to each Participant hereunder with respect to the Performance Component.
(c)    In addition to being measured on a Quarterly basis, each Performance Measure shall be measured cumulatively at the end of each of the Second, Third and Fourth Quarters.

(i)
Second Quarter Catch-Up: Subject to the provisions of this Plan, each Participant shall earn, in addition to any portion of the Discretionary Component and any portion of the Performance Component payable for the Second Quarter pursuant to Section 6(b) above, a Performance Component incentive bonus in an amount, if positive, equal to (i) the Quarterly Performance Bonus payable, if any, based on achievement, as applicable, of the Cumulative Threshold Performance Goal or the Cumulative Target Performance Goal, in either case, as of the end of the Second Quarter in an amount as determined in accordance with Schedule A, minus (ii) the aggregate Quarterly Performance Bonuses actually paid or payable to the Participant (other than on a cumulative basis) in respect of the First Quarter and Second Quarter.

(ii)
Third Quarter Catch-Up: Subject to the provisions of this Plan, each Participant shall earn, in addition to any portion of the Discretionary Component and any portion of the Performance Component payable for the Third Quarter pursuant to Section 6(b) above, a Performance Component incentive bonus in an amount, if positive, equal to (i) the Quarterly Performance Bonus payable, if any, based on achievement, as applicable, of the Cumulative Threshold Performance Goal or the Cumulative Target Performance Goal, in either case, as of the end of the Third Quarter in an amount as determined in accordance with Schedule A, minus (ii) the aggregate Quarterly Performance Bonuses actually paid or payable to the Participant (other than on a cumulative basis) in respect of the First Quarter, Second Quarter, and Third Quarter.

(iii)
Fourth Quarter Catch-Up: Subject to the provisions of this Plan, each Participant shall earn, in addition to any portion of the Discretionary Component and any portion of the Performance Component payable for the Fourth Quarter pursuant to Section 6(b) above, a Performance Component incentive bonus in an amount, if positive, equal to (i) the Quarterly Performance Bonus payable, if any, based on achievement, as applicable, of the Cumulative Threshold Performance Goal, the Cumulative Target Performance Goal or the Cumulative Maximum Performance Goal as of the end of the Fourth Quarter in an amount as determined in accordance with Schedule A, minus (ii) the Quarterly Performance Bonuses actually paid or payable to the Participant (other than on a cumulative basis) in respect of the First Quarter, Second Quarter, Third Quarter, and Fourth Quarter.

Schedule C hereto contains examples of the application of this Section 6(c).

(d)    Any Quarterly Performance Bonus required to be paid under this Plan shall be paid on a fully-vested basis by the Company as soon as reasonably practicable after the Certification Date (as defined below), but in any event no later than the sixtieth (60th) day after the end of the applicable Quarter; provided, however, that, notwithstanding the foregoing, any Quarterly Performance Bonus in respect of the Fourth Quarter may only be paid upon the first to occur of (i) the completion of the annual financial statement audit (the “Audit”) and (ii) December 31, 2020 unless the Audit is delayed past February 28, 2020 and the reason for the delay in completing the Audit is the result of open issues that are not expected to impact the calculation(s) of Radio Segment OIBDAN, in which case the Quarterly Performance Bonus shall be paid prior to the completion of the Audit and no later than February 28, 2020.
(e)    In order to earn a Quarterly Performance Bonus under the Plan in respect of any Quarter, a Participant must remain employed by a member of the Company Group through and including the last day of the applicable Quarter. A Participant whose employment with the Company Group terminates for any reason other than a Qualifying Termination prior to the last day of the applicable Quarter shall forfeit the right to any Quarterly Performance Bonus in respect of that Quarter.
(f)    In the event a Participant’s employment with the Company Group terminates due to a Qualifying Termination prior to the end of the applicable Quarter, the Participant shall be paid on a fully-vested basis, a pro rata portion of the Quarterly Performance Bonus that would otherwise be paid in respect of that Quarter, if any, required to be made under the Plan in respect of the applicable Quarter, with such pro rata portion determined based on the number of days the Participant remained an employee of the Company Group during the applicable Quarter.
7.    Performance Goals. Promptly after the end of each Quarter (but in any event within 60 days of the end of the Quarter) (such actual date, the “Certification Date”), the Committee shall certify the degree to which the applicable Performance Goals have been achieved or exceeded and the amount, if any, payable to each Participant hereunder subject to the terms and conditions contained herein.
8.    Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan (but not to make determinations of Consolidated OIBDAN or Radio Segment OIBDAN) to an officer of the Company. The Committee shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be final, conclusive and binding on all Participants and shall be accorded the maximum deference permitted by law.
(a)    All rights and interests of the Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.
(b)    Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require that the Participant, as a condition precedent to such payment, execute a receipt and release to such effect.
(c)    Payment of amounts due under the Plan shall be provided to the Participant in the same manner as the Participant receives his or her regular paycheck or by mail at the last known address of the Participant in the possession of the Company, at the discretion of Committee. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.
(d)    The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder.
(e)    The Company, in its sole discretion, shall have the right to amend or terminate this Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of the Participants regarding any Quarterly Performance Bonus for a Quarter that has commenced as of the date of such action without the prior written consent of the affected Participants; provided, further, that notwithstanding the foregoing, the Company shall have sole discretion to terminate the Plan immediately upon the Effective Date (as defined in the Fifth Amended Joint Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1632]), at which time, subject to the provisions of this Plan, each Participant who remains employed by the Company or one of its subsidiaries through the date of such termination of the Plan shall be eligible to earn a pro-rated portion of the Quarterly Performance Bonus for the Quarter in which such termination occurs, based on the number of days elapsed during such Quarter prior to the Effective Date (as defined in the Fifth Amended Joint Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1632]) and otherwise in accordance with the terms and conditions of the Plan. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.
(f)    Nothing contained in this Plan shall in any way affect the right and power of any member of the Company Group to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in accordance with the terms of his or her employment agreement, as applicable, in any manner.
(g)    Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.
(h)    Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)    The Plan and each Participation Agreement shall be construed, regulated, interpreted and administered according to the laws of the State of Texas, without regard to conflict of law principles. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)    The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.
* * * * *
IN WITNESS WHEREOF, iHeartMedia, Inc. has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.
IHEART MEDIA, INC.
By:
Name:
Its:

SCHEDULE A
Bonus Amounts, Performance Measures and Goals
Quarters Ending March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019:

Portion of the Performance Component Payable if Quarterly and/or Cumulative Threshold Performance Goal Achieved:	50%
Portion of the Performance Component Payable if Quarterly and/or Cumulative Target Performance Goal Achieved:	100%
Portion of the Performance Component Payable if Quarterly and/or Cumulative Maximum Performance Goal Achieved:	150%
Portion of the Performance Component Payable if Achievement is Between Quarterly and/or Cumulative Threshold and Maximum Performance Goals (subject to the terms and conditions of Section 6(c):	Linear interpolation between 50% and 150%
* The applicable percentage for cumulative performance is applied to a Participant’s aggregate Performance Component through the end of the applicable Quarter.

(i)	Performance Component: 50% of Target Bonus
Performance Measure:    Radio Segment OIBDAN (in Millions)

Quarter Ending:	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Quarterly Threshold Performance Goal	$145	$247	$263	$298
Quarterly Target Performance Goal	$170	$290	$309	$350
Quarterly Maximum Performance Goal	$196	$334	$355	$403
Cumulative Threshold Performance Goal	N/A	$391	$654	$951
Cumulative Target Performance Goal	N/A	$460	$769	$1,119
Cumulative Maximum Performance Goal	N/A	N/A	N/A	$1,287

(ii)	Discretionary Component: 50% of Target Bonus

SCHEDULE B
TO:    {PARTICIPANT NAME}
FROM:
DATE:    ______________, 2019

RE:	Participation Agreement under the iHeartMedia, Inc. 2019 Key Employee Retention Plan
We are pleased to advise you that you will be eligible to receive a Quarterly Performance Bonus pursuant to the iHeartMedia, Inc. (the “Company”) 2019 Key Employee Retention Plan (as it may be amended, the “Plan”). Terms used herein with initial capital letters have the meanings set forth in the Plan and this Participation Agreement shall be, in all respects, subject to the terms and conditions of the Plan. A copy of the Plan as in effect of the date hereof has been furnished to you and you agree to be bound by the terms and conditions of the Plan and this Participation Agreement. In the event of any conflict between the terms and conditions of this Participation Agreement and the Plan, the terms and conditions of the Plan shall control.

1.	Quarterly Performance Bonus. Your Target Bonus amount in respect of each Quarter is $___________.

2.
Quarterly Performance Bonus Performance Measure. Your Quarterly Performance Bonus payments are calculated as follows: (i) 50% is based on the achievement of Radio Segment OIBDAN and (ii) 50% is based on the discretion of the Company if you are employed at the end of the applicable Quarter.

3.
Payment Schedule. Except as otherwise provided for in Section 6(c) of the Plan with respect to the Fourth Quarter, your Quarterly Performance Bonus amount, if any, will be paid to you on a fully-vested basis by the Company no later than the sixtieth (60th) day after the end of the applicable Quarter and otherwise in accordance with and subject to the terms and conditions of the Plan.

Nothing contained in the Plan shall in any way affect the right and power of any member of the Company Group to discharge or otherwise terminate your employment at any time or for any reason. Your rights under this Participation Agreement and any interest in or right to the Quarterly Performance Bonus payment, if any, may not be transferred or assigned by you, other than by will or by the laws of descent and distribution. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to the Plan.
The Company intends for the Quarterly Performance Bonus payment to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Quarterly Performance Bonus is not exempt from the requirements of Section 409A, the Quarterly Performance Bonus is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall any member of the Company Group be liable for any additional, tax, interest, income inclusion or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A. You are hereby advised to consult immediately with your tax advisor regarding the tax consequences of the Quarterly Performance Bonus payments including, without limitation, any possible tax consequences in connection with Section 409A.
We greatly appreciate your contributions to the Company and look forward to working together with you towards the Company’s future successes. If you have any questions regarding this Participation Agreement, please contact [ ] in Human Resources at [ ].

IHEART MEDIA, INC.
By:
Name:
Its:

SCHEDULE C
The following examples demonstrate the application of Section 6(c) of the Plan:

Example 1:
The Company achieves the Quarterly Threshold Performance Goal for the First Quarter. In this case, the Participant would earn 50% of the Performance Component payable in respect of the First Quarter, plus the amount of the Discretionary Component, if any, determined by the Company.

Example 2:
Same as in Example 1 and the Company exceeds the Quarterly Target Performance Goal for the Third Quarter such that cumulative performance as of the end of the Third Quarter meets the Cumulative Target Performance Goal for the Third Quarter. In this case, the Participant would earn the Performance Component payable in respect of the Third Quarter based on the percentage achieved over Target for the Third Quarter plus an amount equal to (a) the sum of 100% of the Performance Component for each of the First Quarter, Second Quarter, and Third Quarter minus (b) the sum of the Quarterly Performance Bonus actually paid or payable to the Participant in respect of each of the First Quarter and Second Quarter, and the Performance Component of the Quarterly Performance Bonus payable to the Participant in respect of the Third Quarter. The Participant would also earn the amount of the Discretionary Component, if any, in respect of the Third Quarter determined by the Company.

Example 3:
Same as in Example 2 and the Company exceeds the Quarterly Target Performance Goal for the Third Quarter such that cumulative performance as of the end of the Third Quarter exceeds the Cumulative Target Performance Goal for the Third Quarter. In this case, Participants would earn the Performance Component payable in respect of the Third Quarter calculated based on the extent to which the Company exceeds the Quarterly Target Performance Goal for the Third Quarter, plus the Participant would earn an additional amount (if any) equal to (a) the sum of 100% of the Performance Component payable in respect of each of the First Quarter, Second Quarter, and Third Quarter minus (b) the sum of the Performance Component of the Quarterly Performance Bonus actually paid or payable to the Participant in respect of the First Quarter, Second Quarter, and the Performance Component of the Quarterly Performance Bonus payable to the Participant in respect of the Third Quarter. The Participant would also earn the amount of the Discretionary Component, if any, in respect of the Third Quarter determined by the Company.

Example 4:
Same as in Example 3 and the Company exceeds the Quarterly Maximum Performance Goal for the Fourth Quarter to the extent necessary to meet or exceed the Cumulative Maximum Performance Goal for the Fourth Quarter. In this case, Participants would earn 150% of the Performance Component payable in respect of the Fourth Quarter plus an amount equal to (a) the sum of 150% of the Performance Component payable in respect of each of the First Quarter, Second Quarter, and Third and Fourth Quarters minus (b) the sum of the Performance Component of the Quarterly Performance Bonus actually paid or payable to the Participant in respect of the First Quarter, Second Quarter and Third Quarter and the Performance Component of the Quarterly Performance Bonus payable to the Participant in respect of the Fourth Quarter. The Participant would also earn the amount of the Discretionary Component, if any, in respect of Fourth Quarter determined by the Company.

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